UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	November 6, 2007

TOR Minerals International, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware
 (State or Other Jurisdiction of Incorporation)

0-17321 (Commission File Number)	74-2081929 (IRS Employer Identification No.)
722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	78402 (Zip Code)

(361) 883-5591
 (Registrant's Telephone Number, Including Area Code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02             RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

TOR Minerals International (Nasdaq: TORM - News), producer of synthetic titanium dioxide and color pigments, specialty alumina, and other high performance mineral fillers today announced its financial results for the third quarter ended September 30, 2007. The company reported net income available to common shareholders of $150,000, or $0.02 per fully diluted share, on net sales of $7,558,000. This compares with net income available to common shareholders of $1,000, or $0.00 per share, on net sales of $6,998,000 for the quarter ended September 30, 2006.

Net sales for the nine months ended September 30, 2007, were $21,992,000 compared to $20,724,000 during the nine-month period ended September 30, 2006. The net income available to common shareholders was $241,000, or $0.03 per diluted share, for the nine months ended September 30, 2007 compared to net income of $308,000, or $0.04 per share, for the same period a year ago.

Net sales grew 8% in the third quarter of 2007 compared to the third quarter of last year. Specialty alumina sales grew 105%, which increase was partially offset by a 12% decrease in Hitox® sales and 7% decrease in all other sales.  Profitability improved during the quarter due to increased sales of higher margin products and cost reductions achieved through process improvements, which were partially offset by increased energy costs, raw material costs, and interest expense.

Highlights for the quarter include an increase in specialty alumina sales in Europe which was driven by a combination of new product introductions and sales to new customers.  Sales of Hitox were negatively affected by a general weakness in demand, particularly in the U.S. housing construction industry.

"Our global product and market diversification strategy produced a net sales gain as increased specialty alumina sales in Europe offset declines in Hitox revenue in the United States.  Specialty alumina sales accounted for 30% of our revenue during the quarter, up from 16% a year ago.  Increased utilization of our Netherlands facility combined with increased sales of value-added specialty alumina products and improvements in operation efficiencies made our alumina business the major contributor to profitability during the quarter," said Dr. Olaf Karasch, CEO of TOR Minerals.

Dr. Karasch continued, "During the quarter, we made significant strides in developing the next generation of value-added products, which we are introducing as heat and ultraviolet (UV) stable color pigments.  We are aggressively moving forward with production and market development plans to introduce these new products, which we believe have the potential to significantly expand the addressable market for our products.  In addition, we are continuing to make progress in reducing costs through improved processes to offset increasing raw material and energy costs."

The company announced plans to produce synthetic rutile in the months of November and December in order to maintain stocking levels and in anticipation of the introduction of the new pigment products in 2008.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on November 6, 2007 to further discuss third quarter results. The call will be simultaneously web-cast, and can be accessed via the News section on the company's website at http://www.torminerals.com . Interested parties may also access the conference call via telephone by dialing 877-407-9210.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, The Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number Description 99.1 Press Release, dated November 6, 2007, announcing the financial results for the quarter ended September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: November 8, 2007	/s/ STEVEN PARKER
Steven Parker Treasurer and CFO

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated November 6, 2007, announcing the financial results for the quarter ended September 30, 2007.